Exhibit 23.2
Consent Of Geological Consultant


                      Joseph E.L. Lindinger, P.Geo.
                              879 McQueen Drive
                           Kamloops, B.C. V2B 7X8

May 17, 2004


I hereby consent to the inclusion and reference of my report dated January 14, 2003, entitled "Geochemical and Geological Assessment Report on the Goldstrike Property" in the Registration Statement on Form SB-2 filed by Goldstrike Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Goldstrike Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Goldstrike's registration statement.


/s/ Joseph E.L. Lindinger
----------------------------
Joseph E.L. Lindinger, B.Sc.
Professional Geologist